UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
 ________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 30, 2014 (October 24, 2014)

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American Capital, Ltd.

(Exact name of registrant as specified in its charter)
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DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2 Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code: (301) 951-6122
N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 30, 2014, American Capital, Ltd. (“American Capital” or the “Company”) established a $500 million secured revolving credit facility (the “Credit Facility”) under a Credit Agreement (the “Credit Agreement”) between Deutsche Bank AG, as administrative agent and lender, and the Company’s wholly owned financing subsidiary, ACAS Funding II, LLC (“ACAS Funding”), as borrower. In connection with the Credit Facility, the Company entered into a Contribution and Master Participation Agreement with ACAS Funding, dated as of October 30, 2014 (the “Contribution Agreement”), whereby the Company will transfer certain loans it has originated or acquired, or will originate or acquire from time to time, to ACAS Funding.

The Credit Facility matures on October 30, 2016, and currently bears interest at a rate of LIBOR plus 1.60%. The lenders under the Credit Facility may reduce the maximum commitment, applicable margin or advance rates upon 60 days prior notice. The Credit Facility will terminate if the maximum commitment amount is reduced to zero. Availability under the Credit Facility is subject to a borrowing base that is calculated from time to time based on the applicable advance rate for each category of eligible assets. Borrowings under the Credit Facility will be used to acquire additional eligible assets and for other permitted uses. The obligations of ACAS Funding under the Credit Facility are secured by a first priority lien on and security interest in generally all of ACAS Funding’s assets pursuant to a Security Agreement, dated as of October 30, 2014, made by ACAS Funding in favor of Deutsche Bank AG, as administrative agent (the “Security Agreement”). ACAS Funding also entered into a Custodial Agreement, dated as of October 30, 2014, with Deutsche Bank AG, as administrative agent under the Credit Agreement, and Deutsche Bank Trust Company Americas, as custodian (“Deutsche Bank”), for certain assets of ACAS Funding held by Deutsche Bank (the “Custodian Agreement,” and together with the Credit Agreement, the Contribution Agreement and the Security Agreement, the “Credit Documents”).

Under the Credit Documents, the Company and ACAS Funding, as applicable, have made certain customary representations and warranties, and are required to comply with various covenants, reporting requirements and other customary requirements for similar credit facilities. The Credit Documents include usual and customary events of default for credit facilities of this nature.

The foregoing summary of the Credit Documents does not purport to be complete and is qualified in its entirety by reference to the Credit Documents, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above is incorporated herein by reference.

Item 2.05. Costs Associated with Exit or Disposal Activities.
On October 24, 2014, American Capital implemented a workforce reduction of approximately 13% of its employees. The workforce reduction and other cost saving measures are being implemented to adjust staffing to reflect changes in the Company’s portfolio composition and market conditions. The Company began notification to the affected employees on October 24, 2014, and the workforce reduction is expected to be completed largely by December 31, 2014.

The Company is unable at this time to make a good faith determination of cost estimates, or ranges of cost estimates, associated with the workforce reduction as required by paragraphs (b), (c) and (d) of Item 2.05 of Form 8-K. In accordance with paragraph (d) of Item 2.05, the Company will timely file an amendment to this report after its determination of such estimates or ranges of estimates.

Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions or changes in the conditions of the industries in which American Capital has made investments. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements are included in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and the Company’s subsequent periodic filings. Copies are available on the SEC’s website at www.sec.gov. Forward-looking statements are made as of the date of this report, and are subject to change without notice. We disclaim any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL, LTD.
Dated: October 30, 2014	By:	/s/ Samuel A. Flax
Samuel A. Flax
Executive Vice President, General Counsel and Secretary